EXHIBIT 99

275 West Federal Street

Youngstown, Ohio 44503-1203

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp. Announces

Fifth Consecutive Quarter of Positive Earnings

YOUNGSTOWN, Ohio (March 14, 2014) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company of Youngstown, Ohio (Home Savings), today reported consolidated net income of $2.2 million for the three months ended December 31, 2013. The Company also reported net income of $10.0 million (before amortization of the discount on preferred stock1) for the twelve months ended December 31, 2013.

Selected results:

•	Net income for 2013 was $10.0 million compared to a net loss of $20.4 million for 2012

•	Noninterest expense for 2013 was $56.7 million, down 12.9% from 2012

•	Delinquent loans and nonperforming assets at December 31, 2013, were down 50.5% and 54.8% respectively from December 31, 2012

•	The balance of real estate owned and other repossessed assets was $6.3 million at December 31, 2013, down 65.6% from December 31, 2012

•	Home Savings’ Tier 1 leverage ratio was 10.50% and the total risk based capital ratio was 19.76%

Patrick W. Bevack, President and Chief Executive Officer of the Company and Home Savings, commented, “The year 2013 represented the culmination of many years of hard effort on the part of our team and Board of Directors. Not only did we successfully complete our capital raise, but as of today, we are free of all regulatory orders and agreements.” Bevack stated, “The Company is building a solid track record of consistent earnings, having been profitable in eight of the last nine quarters, including the last five consecutive quarters. As we celebrate Home Savings’ 125th anniversary, we are excited as to what the future has to offer.”

Asset Quality

Delinquent loans continued to decline in the fourth quarter of 2013. As of December 31, 2013, delinquent loans were $23.8 million, down $24.4 million, or 50.5%, from $48.2 million at December 31, 2012. Nonperforming loans also continued to decline; as of December 31, 2013, nonperforming loans were $23.6 million, down $24.2 million, or 50.6%, from $47.8 million at December 31, 2012. Nonperforming assets were $29.9 million as of December 31, 2013, down $36.3 million, or 54.8%, from $66.2 million at December 31, 2012.

The provision for loan losses decreased to $282,000 in the fourth quarter of 2013, compared to $2.1 million in the fourth quarter of 2012. The provision for loan losses also decreased to $4.1 million in the twelve months ended December 31, 2013, compared to $39.3 million for the comparable period in 2012 (which included $30.2 million related to the bulk sale of problem assets in the third quarter of 2012, as described below).

The decrease in the provision for loan losses for the fourth quarter of 2013 as compared to the same quarter last year was the result of specific reserves set aside in one commercial lending relationship in the amount of $1.3 million in December 2012. The relationship was settled in the beginning of 2013, and the need for additional reserves was not required. The remainder of the difference is the result of fewer risk-rating changes on specific loans coupled with fewer loans charged-off in excess of reserves previously established.

The decrease in the provision for loan losses for all of 2013, as compared to all of 2012, was primarily a result of the bulk asset sale that was completed in September 2012. As a result of the sale, an additional provision of $30.2 million was required in September 2012. This was the result of loans charged-off in excess of reserves on loans included in the bulk sale. In addition, the Company recognized a recovery of $1.9 million in the third quarter of 2013 as a result of the sale of one nonperforming loan, offset by the downgrade of one commercial loan relationship resulting in a provision of $1.4 million.

The Company continued to make significant progress in the resolution of foreclosed properties in the fourth quarter of 2013. At December 31, 2012, other real estate owned and other repossessed assets (OREO) consisted of 166 properties with a book value of $18.4 million. The Company sold 19 properties totaling $2.9 million in the fourth quarter of 2013 and 136 properties totaling $10.8 million in 2013, bringing total OREO, net of inflows, to 59 properties with a net book value of $6.3 million as of December 31, 2013.

Net Interest Income

Net interest income for the three months ended December 31, 2013 and December 31, 2012 was $13.1 million and $14.0 million, respectively.

Total interest income decreased $1.5 million in the fourth quarter of 2013 compared to the fourth quarter of 2012, primarily as a result of a decrease of $68.9 million in the average balance of outstanding loans as well as a decrease in the yield on net loans of 12 basis points. Further affecting the comparison, the Company also recognized a decrease in the average balance of available for sale securities of $59.4 million in the fourth quarter of 2013 as compared to the same quarter last year, despite an increase in the yield on those assets of 11 basis points.

Total interest expense decreased $548,000 for the quarter ended December 31, 2013, as compared to the same quarter last year. The change was due primarily to reductions of $542,000 in interest paid on deposits. The overall decrease in interest expense was attributable to a planned decision to decrease certificate of deposit balances. The average outstanding balance of certificates of deposit in the fourth quarter of 2013 declined by $75.1 million as compared to the fourth quarter of 2012. Also contributing to the decrease between the two quarterly periods was a reduction of 12 basis points in the cost of certificates of deposit. Additionally, the average balance of non-time deposits decreased $6.8 million and the cost of non-time deposits decreased 8 basis points.

Net interest income for the twelve months ended December 31, 2013 and December 31, 2012 was $51.3 million and $60.4 million, respectively.

Total interest income decreased $13.7 million in 2013 compared to 2012, primarily as a result of a decrease of $216.1 million in the average balance of outstanding loans. Home Savings also experienced a decrease in the yield on net loans of 22 basis points. Further affecting the comparison, the Company also recognized a decrease in the yield on available for sale securities of 30 basis points despite an increase in the average balance of available for sale securities of $51.8 million in 2013 as compared to the same period last year.

Total interest expense decreased $4.6 million for the twelve months ended December 31, 2013, as compared to the same period last year. The change was due primarily to reductions of $4.3 million in interest paid on deposits. The overall decrease in deposit interest expense was attributable to a shift in deposit balances from certificates of deposit to relatively less expensive non-time deposits. Between December 31, 2012, and December 31, 2013, the average outstanding balance of certificates of deposit declined by $122.3 million, while non-time deposits increased by $14.9 million. Also contributing to the decrease in interest expense was a reduction of 33 basis points in the cost of certificates of deposit, along with a decrease in the cost of non-time deposits of nine basis points.

Noninterest Income

Noninterest income in the fourth quarter of 2013 was $4.1 million, as compared to noninterest income for the fourth quarter of 2012 of $6.9 million. Decreased noninterest income was a result of lower gains recognized on the sale of securities available for sale. There was minimal sales activity during the fourth quarter of 2013, as compared to gains recognized on the sale of securities available for sale of $1.2 million in the fourth quarter of 2012. Also affecting the comparison, Home Savings recognized $1.3 million less in mortgage banking income in the fourth quarter of 2013 as compared to the same quarter in 2012. Lower mortgage banking income was the result of a lower volume of loans originated for sale during the quarter ended December 31, 2013, as compared to the same quarter in 2012. These reductions in noninterest income for the fourth quarter of 2013 as compared to the fourth quarter of 2012 were further impacted by a recovery $1.3 million on mortgage servicing rights recognized in fourth quarter of 2012 compared to a recovery of $4,000 in the fourth quarter of 2013. These changes were partially offset by a reduction of $529,000 in losses recognized on the valuation and disposal of OREO.

Noninterest income decreased in 2013 to $19.7 million, as compared to $22.7 million in 2012. Lower gains on the sale of securities accounted for the change. During 2013, $2.6 million in net gains on the sale of available for sale securities were recognized as compared to $6.3 million during 2012. Additionally, Home Savings recognized a reduction in mortgage banking income of $2.6 million. Partially offsetting these declines were increases in other income due to recoveries of $628,000 in interest rate caps during 2013 compared to establishment of a valuation reserve of $979,000 in 2012. Furthermore, Home Savings incurred a reduction of $2.0 million in the valuation and disposition of real estate owned and other repossessed assets in 2013 as compared to 2012.

Noninterest Expense

Noninterest expense was $15.0 million in the fourth quarter of 2013, compared to $14.3 million in the fourth quarter of 2012. In the fourth quarter of 2013, other expenses increased because of reserves established in December 2013 for potential buy-back and make-whole provisions on loans sold to government agencies in the secondary market. Partially offsetting this increase were lower legal and consulting fees during the quarter ended December 31, 2013, as compared to the same quarter last year.

Noninterest expense was $56.7 million in 2013, compared to $65.2 million in 2012, a decrease of 12.9%. Deposit insurance premiums were $1.9 million lower in 2013 due to Home Savings being able to avail itself of more favorable insurance rates and a lower average asset base used in the calculation of insurance premiums. Expenses for the maintenance and real estate taxes on OREO properties declined $293,000 for 2013 as compared to 2012. Professional fees were $2.4 million lower during the twelve months ended December 31, 2013 as compared to the same period last year. The improvement in asset quality has reduced the need to engage legal counsel and other consultants to assist in the resolution of problem assets. Lastly, prepayment penalties of $803,000 incurred on the early payoff of FHLB advances in 2012 were not a recurring expenditure in 2013.

Capital and Book Value per Common Share

Home Savings’ Tier 1 leverage ratio was 10.50% as of December 31, 2013, as compared to 8.70% as of December 31, 2012. Home Savings’ total risk-based capital ratio was 19.76% at December 31, 2013, as compared to 16.21% at December 31, 2012. Home Savings is considered well capitalized. Tangible book value per common share at December 31, 2013 was $3.47, as compared to $5.16 at December 31, 2012. Book value per share at December 31, 2013 was affected by two items that took place in 2013: the $48.4 million unrealized loss on available for sale securities at December 31, 2013 and the dilutive effect of the capital raise that took place in the first half of 2013, in which the Company issued 17.1 million shares in exchange for net proceeds of $42.3 million.

As of December 31, 2013, the net deferred tax asset (DTA), before valuation allowance, was $42.8 million compared to $28.8 million at December 31, 2012. The primary cause of the change in the net DTA at December 31, 2013 was the tax effect of the unrealized loss on available for sale securities. The Company has established a full valuation allowance against the entire net DTA. Management will continue to conduct a regular assessment of the need to maintain a full valuation allowance against its deferred tax asset. To that end, management will continue to apply its judgment in weighing positive and negative evidence in anticipation of the ultimate reversal of the deferred tax asset valuation allowance.

Home Savings is a wholly-owned subsidiary of the Company and operates 33 full-service banking offices and ten loan production offices located throughout Ohio and western Pennsylvania. Additional information on the Company and Home Savings may be found on the Company’s web site: www.ucfconline.com.

###

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

(1)	As part of the capital raise that was completed in the second quarter of 2013, we issued preferred stock that was later converted to common stock. Management believes that the presentation of net income before amortization of the discount on preferred stock provides useful information to investors about the Company’s financial condition and results of operation because the preferred stock was later converted to common stock and no dividend was declared or paid on the preferred stock. However, because the preferred stock was issued at a price below the then market price of our common stock, the difference is deemed a non-cash dividend under U.S. Generally Accepted Accounting Principles and is deducted in the calculation of net income available to common shareholders. Please refer to Note 23 of the Consolidated Financial Statements found in the Company’s Form 10-K for the period ended December 31, 2013 for further detail.

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31, 2013	December 31, 2012
	(Dollars in thousands)
Assets:
Cash and deposits with banks	$20,937	$26,041
Federal funds sold	56,394	16,572

Total cash and cash equivalents	77,331	42,613
Securities:
Available for sale, at fair value	511,006	574,562
Loans held for sale	4,838	13,031
Loans, net of allowance for loan losses of $21,116 and $21,130	1,029,192	1,066,240
Federal Home Loan Bank stock, at cost	26,464	26,464
Premises and equipment, net	20,924	21,549
Accrued interest receivable	5,694	6,238
Real estate owned and other repossessed assets	6,341	18,440
Core deposit intangible	152	238
Cash surrender value of life insurance	44,972	28,881
Other assets	10,936	10,109

Total assets	$1,737,850	$1,808,365

Liabilities and Shareholders’ Equity
Liabilities:
Deposits:
Interest bearing	$1,221,162	$1,302,307
Non-interest bearing	170,590	159,767

Total deposits	1,391,752	1,462,074
Borrowed funds:
Federal Home Loan Bank advances	50,000	50,000
Repurchase agreements and other	90,578	90,598

Total borrowed funds	140,578	140,598
Advance payments by borrowers for taxes and insurance	20,060	23,590
Accrued interest payable	550	563
Accrued expenses and other liabilities	9,836	10,780

Total liabilities	1,562,776	1,637,605

Shareholders’ Equity:
Preferred stock-no par value; 1,000,000 shares authorized and no shares outstanding	—	—
Common stock-no par value; 499,000,000 shares authorized; 54,138,910 and 37,804,457 shares, respectively, issued and 50,339,089 and 33,027,886 shares, respectively, outstanding	174,719	128,026
Retained earnings	81,515	86,345
Accumulated other comprehensive income (loss)	(41,665)	6,682
Treasury stock, at cost, 3,799,821 and 4,776,571 shares, respectively	(39,495)	(50,293)

Total shareholders’ equity	175,074	170,760

Total liabilities and shareholders’ equity	$1,737,850	$1,808,365

UNITED COMMUNITY FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Interest income
Loans	$12,657	$12,233	$13,862	$49,724	$63,044
Loans held for sale	63	80	119	310	424
Securities:
Available for sale	3,278	3,364	3,488	13,454	13,741
Federal Home Loan Bank stock dividends	267	280	316	1,107	1,175
Other interest earning assets	47	52	12	149	60

Total interest income	16,312	16,009	17,797	64,744	78,444
Interest expense
Deposits	1,780	1,847	2,322	7,623	11,896
Federal Home Loan Bank advances	530	529	535	2,106	2,415
Repurchase agreements and other	928	929	929	3,684	3,695

Total interest expense	3,238	3,305	3,786	13,413	18,006

Net interest income	13,074	12,704	14,011	51,331	60,438
Provision for loan losses	282	657	2,102	4,116	39,325

Net interest income after provision for loan losses	12,792	12,047	11,909	47,215	21,113

Non-interest income
Non-deposit investment income	373	275	373	1,562	1,898
Service fees and other charges
Mortgage servicing fees	704	702	470	2,808	2,808
Deposit related fees	1,499	1,471	1,427	5,564	5,449
Mortgage servicing rights valuation	4	30	1,335	680	1,105
Mortgage servicing rights amortization	(431)	(482)	(443)	(2,143)	(2,584)
Other service fees	—	13	5	74	27
Net gains (losses):
Securities available for sale	(1)	—	1,164	2,577	6,325
Other -than-temporary loss on equity securities
Total impairment loss	—	—	(13)	—	(13)
Loss recognized in other comprehensive income	—	—	—	—	—

Net impairment loss recognized in earnings	—	—	(13)	—	(13)
Mortgage banking income	850	895	2,083	4,777	7,391
Real estate owned and other repossessed assets charges, net	(215)	(395)	(744)	(2,181)	(4,191)
Card fees	850	821	642	3,584	3,256
Other income	491	218	640	2,447	1,260

Total non-interest income	4,124	3,548	6,939	19,749	22,731

Non-interest expense
Salaries and employee benefits	7,374	7,379	7,253	29,913	32,934
Occupancy	906	811	849	3,390	3,344
Equipment and data processing	1,863	1,698	1,821	7,103	6,895
Franchise tax	351	385	445	1,567	1,841
Advertising	247	226	292	893	778
Amortization of core deposit intangible	20	20	25	86	108
Prepayment penalty	—	—	—	—	803
Deposit insurance premiums	592	598	1,026	2,347	4,202
Other insurance premiums	137	174	116	662	636
Professional fees
Legal and consulting fees	264	368	596	688	2,340
Other professional fees	609	393	608	2,228	3,002
Real estate owned and other repossessed asset expenses	310	354	239	1,450	1,743
Other expenses	2,304	1,122	1,032	6,410	6,543

Total non-interest expenses	14,977	13,528	14,302	56,737	65,169

Income before income taxes	1,939	2,067	4,546	10,227	(21,325)
Income tax expense	(300)	350	1,950	200	(888)

Net income	2,239	1,717	2,596	10,027	(20,437)
Amortization of discount on preferred stock	—	—	—	(6,751)	—

Earnings (loss) available to common shareholders	$2,239	$1,717	$2,596	$3,276	$(20,437)

Earnings (loss) per common share
Basic	$0.04	$0.03	$0.08	$0.07	$(0.62)
Diluted	0.04	0.03	0.08	0.07	(0.62)

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
			(In thousands, except per share data)
Financial Data
Total assets	$1,737,850	$1,756,202	$1,787,071	$1,831,776	$1,808,365
Total loans, net	1,029,192	1,009,029	1,008,843	1,034,415	1,066,240
Total securities	511,006	542,811	555,188	602,107	574,562
Total deposits	1,391,752	1,410,610	1,433,815	1,460,960	1,462,074
Total shareholders’ equity	175,074	183,322	183,759	206,511	170,760
Net interest income	13,074	12,704	12,636	12,917	14,011
Provision for loan losses	282	657	1,113	2,064	2,102
Noninterest income, excluding other-than-temporary impairment losses	4,124	3,548	6,384	5,693	6,952
Net impairment losses recognized in earnings	—	—	—	—	13
Noninterest expense	14,977	13,528	14,368	13,864	14,302
Income tax expense (benefit)	(300)	350	150	—	1,950
Net income	2,239	1,717	3,389	2,682	2,596

Share Data
Basic earnings (loss) per common share	$0.04	$0.03	$(0.06)	$0.06	$0.08
Diluted earnings (loss) per common share	0.04	0.03	(0.06)	0.05	0.08
Book value per common share	3.48	3.65	3.66	4.81	5.17
Tangible book value per common share	3.47	3.65	3.66	4.81	5.16
Market value per common share	3.57	3.89	4.65	3.88	2.89

Common shares outstanding at end of period	50,339	50,225	50,189	39,607	33,028
Weighted average shares outstanding—basic	50,114	50,110	43,160	33,565	32,880
Weighted average shares outstanding—diluted	50,360	50,382	43,160	33,829	33,153

Key Ratios
Return on average assets (1)	0.51%	0.39%	0.74%	0.59%	0.57%
Return on average equity (2)	4.82%	3.75%	6.46%	6.14%	6.06%
Net interest margin	3.17%	3.04%	2.93%	3.01%	3.23%
Efficiency ratio	85.89%	81.14%	78.38%	75.55%	69.50%

Capital Ratios
Tier 1 leverage ratio	10.50%	10.26%	10.03%	9.84%	8.70%
Tier 1 risk-based capital ratio	18.50%	18.52%	18.17%	17.02%	14.95%
Total risk-based capital ratio	19.76%	19.78%	19.42%	18.28%	16.21%
Equity to assets	10.07%	10.44%	10.28%	11.27%	9.44%
Tangible common equity to tangible assets (3)	10.07%	10.43%	10.27%	11.26%	9.43%

(1)	Net income divided by average total assets
(2)	Net income divided by average total equity
(3)	We use certain non-GAAP financial measures, such as the tangible common equity to tangible common assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. We believe TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a Company’s financial condition and capital strength. TCE, as defined by us, represents common equity less core deposit intangible assets. A reconciliation form our GAAP total equity to total assets ratio to the non-GAAP tangible common equity to tangible assets ratio is presented below:

	At or for the quarters ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
			(Dollars in thousands)
Total assets	$1,737,850	$1,756,202	$1,787,071	$1,831,776	$1,808,365
Less: Core deposit intangible	152	172	192	215	238

Tangible assets (Non-GAAP)	$1,737,698	$1,756,030	$1,786,879	$1,831,561	$1,808,127

Total common equity	175,074	183,322	183,759	206,511	170,760
Less: Core deposit intangible	152	172	192	215	238

Tangible common equity (Non-GAAP)	$174,922	$183,150	$183,567	$206,296	$170,522

Total equity/Total assets	10.07%	10.44%	10.28%	11.27%	9.44%
Tangible common equity/Tangible assets (non-GAAP)	10.07%	10.43%	10.27%	11.26%	9.43%

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
			(Dollars in thousands)
Loan Portfolio Composition
Real Estate Loans
One-to four-family residential	$585,025	$575,791	$572,575	$570,377	$577,249
Multi-family residential*	54,485	55,696	62,559	69,857	80,923
Nonresidential*	131,251	127,699	120,586	132,662	138,188
Land*	9,683	9,546	9,821	15,216	15,808
Construction Loans
One-to four-family residential and land development	53,349	38,932	32,512	32,866	28,318
Multi-family and nonresidential*	—	—	4,584	4,584	4,534

Total real estate loans	833,793	807,664	802,637	825,562	845,020
Consumer Loans	189,231	194,383	199,634	206,496	214,593
Commercial Loans	26,141	26,888	24,526	23,077	26,543

Total Loans	1,049,165	1,028,935	1,026,797	1,055,135	1,086,156
Less:
Allowance for loan losses	21,116	21,032	19,037	21,827	21,130
Deferred loan costs, net	(1,143)	(1,126)	(1,083)	(1,107)	(1,214)

Total	19,973	19,906	17,954	20,720	19,916

Loans, net	$1,029,192	$1,009,029	$1,008,843	$1,034,415	$1,066,240

* Categories are considered commercial real estate

	At or for the quarters ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
			(Dollars in thousands)
Real Estate Owned and Other Repossessed Assets
Beginning balance	$9,315	$11,359	$15,782	$18,440	$20,206
Acquisitions	392	772	389	664	2,237
Sales, net of gains	(3,153)	(2,352)	(3,780)	(3,017)	(3,560)
Changes in valuation allowance	(213)	(464)	(1,032)	(305)	(443)

Ending balance	$6,341	$9,315	$11,359	$15,782	$18,440

Real Estate Owned and Other Repossessed Assets Expenses
Net (gain)/loss on sales	$2	$(69)	$126	$108	$301
Provision for unrealized losses, net	213	464	1,014	323	443
Operating expenses, net of rental income	310	354	293	493	239

Total	$525	$749	$1,433	$924	$983

	At or for the quarters ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
			(Dollars in thousands)
Deposit Portfolio Composition
Checking accounts
Interest bearing checking accounts	$132,751	$134,766	$135,228	$136,952	$132,947
Non-interest bearing checking accounts	170,590	167,167	165,224	169,790	159,767

Total checking accounts	303,341	301,933	300,452	306,742	292,714
Savings accounts	267,515	267,062	272,991	274,419	264,411
Money market accounts	328,625	331,449	334,242	341,804	345,651

Total non-time deposits	899,481	900,444	907,685	922,965	902,776
Retail certificates of deposit	492,271	510,166	526,130	537,995	559,298

Total certificates of deposit	492,271	510,166	526,130	537,995	559,298

Total deposits	$1,391,752	$1,410,610	$1,433,815	$1,460,960	$1,462,074

Certificates of deposit as a percent of total deposits	35.37%	36.17%	36.69%	36.82%	38.25%

UNITED COMMUNITY FINANCIAL CORP.

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the quarters ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
			(Dollars in thousands)
Allowance For Loan Losses
Beginning balance	$21,032	$19,037	$21,827	$21,130	$20,048
Provision	282	657	1,113	2,064	2,102
Net recoveries (chargeoffs)	(198)	1,338	(3,903)	(1,367)	(1,020)

Ending balance	$21,116	$21,032	$19,037	$21,827	$21,130

Net Charge-offs (Recoveries)
Real Estate Loans
One-to four-family	$(42)	$201	$487	$637	$317
Multi-family	—	(13)	113	41	(1)
Nonresidential	29	381	1,288	459	224
Land	(12)	(10)	1,639	(196)	(155)
Construction Loans
One-to four-family residential and land development	(451)	(1,876)	108	(75)	259
Multi-family and nonresidential	620	—	(4)	18	(16)

Total real estate loans	144	(1,317)	3,631	884	628
Consumer Loans	193	143	387	443	397
Commercial Loans	(139)	(164)	(115)	40	(5)

Total	$198	$(1,338)	$3,903	$1,367	$1,020

	At or for the quarters ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
			(Dollars in thousands)
Nonperforming Loans
Real Estate Loans
One-to four-family residential	$6,356	$6,127	$4,993	$5,978	$5,437
Multi-family residential	641	705	727	1,727	2,027
Nonresidential	5,560	8,963	10,429	21,021	20,743
Land	496	628	656	5,957	6,047
Construction Loans
One-to four-family residential and land development	3,084	3,320	4,385	4,931	7,465
Multi-family and nonresidential	—	—	—	—	—

Total real estate loans	16,137	19,743	21,190	39,614	41,719
Consumer Loans	3,293	3,564	3,459	3,608	4,843
Commercial Loans	4,158	4,177	4,453	1,492	1,225

Total Loans	$23,588	$27,484	$29,102	$44,714	$47,787

Total Nonperforming Loans and Nonperforming Assets
Past due 90 days and on nonaccrual status	$20,188	$20,946	$22,487	$36,515	$38,378
Past due 90 days and still accruing	45	3,413	3,501	3,594	3,678

Past due 90 days	20,233	24,359	25,988	40,109	42,056
Past due less than 90 days and on nonaccrual	3,356	3,125	3,114	4,605	5,731

Total Nonperforming Loans	23,589	27,484	29,102	44,714	47,787
Other Real Estate Owned	6,318	9,276	11,203	15,349	18,075
Repossessed Assets	23	39	156	433	365

Total Nonperforming Assets	$29,930	$36,799	$40,461	$60,496	$66,227

Total Troubled Debt Restructured Loans
Accruing	$26,577	$26,629	$25,165	$23,812	$21,006
Nonaccruing	4,941	5,474	5,455	3,616	4,430

Total	$31,518	$32,103	$30,620	$27,428	$25,436